UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 14, 2005

Kana Software, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27163	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

181 Constitution Drive, Menlo Park, CA	94025
(Address of Principal Executive Offices)	(Zip Code)

(650) 614-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Kana Software, Inc. (the “KANA”) is filing an amendment to its Current Report on Form 8-K filed on August 30, 2005 to provide additional information that was not determined or available at the time the Current Report on Form 8-K was filed. The Current Report on Form 8-K reported, among other things, that on August 25, 2005, Chuck Bay retired from his position as Chief Executive Officer of KANA and informed KANA that he would not seek re-election as director of KANA at the 2005 Annual Meeting of Stockholders when his term expires.

On November 14, 2005, KANA entered into an Employment Termination, Release and Consulting Agreement (“Termination Agreement”) with Mr. Bay. The following sets forth a description of certain material provisions of the Termination Agreement:

•	Mr. Bay agreed to perform consulting services for KANA for twenty-four months (the “Consulting Period”) at a monthly rate equal to fifty percent of his monthly salary with KANA in effect prior to his retirement as Chief Executive Officer. During the Consulting Period, Mr. Bay’s unvested options shall continue to vest so long as Mr. Bay complies with the Termination Agreement, and at the end of the Consulting Period, all of Mr. Bay’s unvested options shall become fully vested, so long as Mr. Bay shall have continuously complied with the Termination Agreement.

•	Mr. Bay agreed to be bound by a non-competition obligation and not solicit KANA’s employees, customers and partners during the Consulting Period.

The Termination Agreement is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Number	Description
10.01	Employment Termination, Release and Consulting Agreement, dated as of August 26, 2005, between Kana Software, Inc. and Chuck Bay.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KANA SOFTWARE, INC.

By:	/s/ John M. Thompson John M. Thompson Chief Financial Officer

Date: November 18, 2005

EXHIBIT INDEX

Number	Description
10.01	Employment Termination, Release and Consulting Agreement, dated as of August 26, 2005, between Kana Software, Inc. and Chuck Bay.